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                                                                    EXHIBIT 99.3

            CONTRACT FOR THE ESTABLISHMENT OF FOREIGN CAPITAL COMPANY

                                    ARTICLE 1
                               GENERAL PRINCIPLE

In accordance with the stipulations of "The Law of the People's Republic of China on Foreign-Capital Enterprises", "The Regulations for the Implementation of the law of the People's Republic of China on Foreign-Capital Enterprises and other related laws and rules (hereinafter collectively referred to as the "Foreign-Capital Enterprises Law"), and on the basis of equality and mutual benefit, Techfaith Holdings Limited and NEC Corporation agree to establish a wholly foreign owned enterprise with joint investments pursuant to the terms and conditions contained in this Contract.

                                    ARTICLE 2
                             PARTIES OF THE COMPANY

2.1 The names and legal addresses of the parties to this Contract are as follows:

         TECHFAITH HOLDINGS LIMITED (hereinafter referred to as "Party A"), a company duly organized and validly existing under the laws of British Virgin Islands and hold the effective business license (license number:
         551631)

         Registered address:   Rm. 1909, 19/F, Hutchison House, 10 Harcourt Rd.,
                               Central, Hong Kong

         Legal Representative: Dong Defu

         Title:                Chairman

         Nationality:          The People's Republic of China

         NEC CORPORATION (hereinafter referred to as "party B"), a company duly organized and validly existing under the laws of Japan.

         Registered address:   7-1, Shiba 5-chome, Minato-ku, Tokyo 108-8001,
                               Japan

         Legal Representative: Kanasugi Akinobu

         Title:                President

         Nationality:          Japan

      Party A and Party B are hereinafter referred to as "Party" respectively and "Parties" collectively.

2.2   Each of Parties hereby represents and warrants to the other Party that:

      (a) It is a validly existing enterprise legal person of its country, in good standing under the laws of its country, and has full power and right to conduct its business within the scope of its articles of association or similar corporate constituent

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            documents;

      (b)   It has the authority to enter into and perform this Contract;

      (c) It has taken all requisite actions to authorize the execution of this Contract, this Contract will constitute a valid and binding contract, and the other party shall have the right to require it to perform it in accordance with its terms; and

      (d) The execution and performance of this Contract will not violate any commitment or obligation that it has made or assumed contractually or otherwise, or any law or regulation.

                                    ARTICLE 3
                             FOUNDING OF THE COMPANY

3.1 In accordance with the Foreign-Capital Enterprises Law and other related laws, both Party A and Party B agree to establish a wholly foreign owned enterprise with limited liability (hereinafter referred to as the "Company") in Beijing, the People's Republic of China (hereinafter referred to as the "PRC").

3.2   The Chinese name of the Company: [CHINESE CHARECTERS]
      The English name of the Company: To be agreed upon by Parties based on
                                       Chinese name.
      The Registered Address of the Company: 4/F M8 West No.1 Jiu Xian Qiao Dong
                                         Road, Chao Yang District. Beijing,
                                         China. 100016.

      If there is any problem in connection with registration of the name of the Company in Chinese and/or English, Parties shall discuss and adopt another name that can be registered, and shall cause the directors of the Company appointed by them to vote for the adoption of such name.

3.3 The Company is a legal person in the PRC and is subject to the jurisdiction and protection of the laws, decrees, ordinances and pertinent rules and regulations of the PRC. All its activities shall be governed by the laws, decrees, ordinances and other related regulations and rules of the PRC.

3.4 The Company shall take the form as a Limited Liability Company. The liability of each Party with respect to the Company shall be limited to the amount of its respective capital contributions to the registered capital of the Company set forth in Article 6.2 (hereinafter referred to as the "Registered Capital").

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3.5   Neither Party shall have any liability (i) in excess of an amount of its contribution to the registered capital of the Company or (ii) of any sort whatsoever for the debts or obligations of the Company to any third party creditors of the Company. Thus creditors of the Company (including taxation and other authorities) shall look only to the assets of the Company for payment. Subject to the limitations described above and other terms and conditions contained herein, the profits and losses of the Company shall be shared by Party A and Party B in proportion to their respective capital contributions to the Registered Capital of the Company.

3.6 All legal and administrative details in connection with the establishment of the Company shall be carried out by Party A in consultation with Party B.

3.7 Party A shall advance all necessary fees and expenses for the establishment of the Company set forth in Article 3.6, and shall be reimbursed for the amount so advanced from funds of the Company, provided, however, that Party A shall inform Party B and the Company in writing in a timely manner of the amount so advanced together with appropriate evidence.

3.8 The establishment of the Company shall be subject to examination and approval by Beijing Municipal Committee of Foreign Trade and Economic Cooperation (hereinafter referred to as the "Approval Authority"), and registration by Beijing Municipal Administration for Industry and Commerce (hereinafter referred to as the "Registration Authority"). The date of issuance of the business license for the Company from the Registration Authority shall be regarded as the date of establishment of the Company thereinafter referred to as the "Establishment Date").

3.9 Immediately after the Establishment Date, Party A shall send a copy of such business license to Party B with an English translation.

                                    ARTICLE 4
                            OBJECTIVES OF THE COMPANY

Parties acknowledge that the purpose of establishment of the Company is to cause the Company to engage in the business on the principles of the maximizing profit, and to cause the Company to serve as a modernized enterprise with the capacity to develop certain technologies regarding mobile terminal products primarily for party B. Parties contemplates that the Company will be engaged in development of technologies for 2.5G mobile terminal products to be marketed in the PRC, and those for 3G mobile terminal products to be marketed worldwide.

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                                   ARTICLE 5
                         BUSINESS SCOPE OF THE COMPANY

5.1   The business scope of the Company shall be:

      (a) to engage in developing technology and performing design works in connection with the mobile terminal communication equipment; and

      (b) to be engaged in other activities adopted by the board of directors of the Company (hereinafter referred to as the "Board of Directors") pursuant to Article 8.4.

5.2 Unless otherwise specifically agreed upon by Parties in accordance with this Contract and approved by the Approval Authority, the Company shall not perform any business other than those listed in Article 5.1.

                                    ARTICLE 6
                    REGISTERED CAPITAL AND TOTAL INVESTMENT

6.1 The total investment amount of the Company is fifty million Renminbi (RMB50,000,000).

6.2 The Registered Capital of the Company shall be fifty million Renminbi (RMB50,000,000).

      Each Party shall subscribe for and make contribution in cash to the Registered Capital of the Company as follows:

         PARTY A: thirty five million Renminbi (RMB35,000,000), accounting for seventy percent (70%) of the Registered Capital of the Company.

         PARTY B: fifteen million Renminbi (RMB15,000,000), accounting for thirty percent (30%) of the Registered Capital of the Company.

      Party A shall make cash contributions in Renminbi and Party B shall make cash contributions in US dollars. The exchange rate for conversion between Renminbi and US Dollars for determining Party B's cash contributions shall be RMB8.2780 per US Dollar.

6.3 Each Party shall contribute its entire amount of contribution to the Registered Capital within thirty (30) days after the Establishment date, provided, however, that each Party shall have no obligation to make its contributions to the Registered Capital if, prior to the completion of such contributions, (a) the other Party has committed a

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      material breach relating to the establishment of the Company hereunder, or
      (b) any of the force majeure set forth in Article 21 has occurred and remains.

6.4 If either Party fails to make its contributions to the Registered Capital as required in Articles 6.2 and 6.3, it shall be subject to the liability provided in Article 14.1.

6.5 Within fourteen (14) days after each payment of the contributions pursuant to Article 6.2, the Company shall, at its cost, cause an accountant registered in the PRC to verify such payment and issue an investment verification report, and shall submit such report to the Approval Authority. In addition, without delay upon such payment, the Company shall send Parties an original of investment certificate and a copy of such report. The investment certificate, in which total investment paid by then by each Party shall be indicated, shall be signed by the chairman of the Board of Directors. If an investment certificate is defaced, lost, stolen or destroyed, the Company shall, upon request, reissue such investment certificate specifying the reasons.

6.6 During the term of corporate existence of the Company, the Company may increase its Registered Capital in the event (a) the Board of Directors approves such increase pursuant to Article 8.4, and (b) the relevant approval is obtained from the Approval Authority in accordance with the Foreign-Capital Enterprises Law.

6.7.1 During the term of the corporate existence of the Company, neither Party may transfer or otherwise dispose of all or any portion of its interest in the Registered Capital to any third party without the prior written consent of the other Party and the approval by the Approval Authority.

6.7.2 Notwithstanding Article 6.7.1, if at any time either Party desires to transfer all or any portion of its interest in the Registered Capital (hereinafter referred to as the "Proposing Transferor"), such interest shall be first offered to the other Party (hereinafter referred to as the "First Refusal Party ") by way of a written notification (hereinafter referred to as the "Transfer Notice"). The Transfer Notice shall be sent to the First Refusal Party pursuant to Article 26.4, enclosing a copy of the offer that the Proposing Transferor (i) intends to submit to a third party or (ii) has received in good faith from a third party and wishes to accept, and stating (a) its wish to make such transfer, (b) the interest it wishes to transfer, (c) the price (including the terms and conditions thereof) of such interest and (d) the identity of such third party.

6.7.3 Upon receipt of me Transfer Notice, the First Refusal Party shall have the right of first refusal to purchase all or portion of such interest at the Transfer Price. This right of first refusal shall be exercised within twenty (20) days from receipt of the Transfer Notice.

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      For the purpose of this Article 6.7.3, the "Transfer Price" shall be equal to the amount of one hundred twenty percent (120%) of the net assets of the Company times the ratio of the Proposing Transferor's interest in the Registered Capital to be transferred. In such event, the value of the net assets of the Company shall be the book value of the net assets of the Company as of the end of the month immediately preceding the issuance of the relevant Transfer Notice, which shall be audited by an independent public certified accountant selected by both Parties.

6.7.4 If the above-referred right of first refusal is not exercised within the twenty (20) day period or if there is a remainder after exercise of the right of first refusal, the Proposing Transferor shall have the right, exercisable after the expiry of the twenty (20) day period or the receipt of the offer to purchase part of the interest from the First Refusal Party as the case may be, to transfer the interest or the unsold portion of the interest to the third party identified in the Transfer Notice at the price and on terms and conditions not more favorable to such third party than those contained in the Transfer Notice.

6.7.5 In case of a transfer of all or any portion of the interest owned by the Proposing Transferor to a third party identified in the Transfer Notice pursuant to Article 6.7.2, the Proposing Transferor shall cause such third party to submit to the First Refusal Party a written commitment signed by an authorized representative of such third party to assume any and all obligations of the Proposing Transferor under this Contract and the Articles of Association.

6.7.6 Any purported transfer of all or any portion of the interest in the Registered Capital by either Party which is not in accordance with the provisions of Article 6.7 shall be null and void and of no effect whatsoever. In case that an agreement on the transfer of the interest owned by either Party shall be reached in compliance with this Contract, Parties agree to cause all the directors of the Company appointed by them respectively to vote for such transfer. The Company shall apply for approval of such transfer to the Approval Authority in accordance with the Foreign-Capital Enterprises Law and shall use its best efforts to secure such approval. Party A shall assist the Company in applying for and securing such approval.

6.7.7 Upon any transfer by either Party of all or any portion of its interest in the Registered Capital pursuant to Article 6.7, the Proposing Transferor shall turn in to the Company for cancellation its investment certificate issued by the Company, and the Company shall issue in its place a new investment certificate or certificates, as appropriate.

6.7.8 In the event that any transfer by either Party of all of its interest in the Registered Capital is effected in accordance with Article 6.7, the Proposing Transferor shall immediately cause all the directors of the Board of Directors appointed by it and the General Manager and Deputy Managers of the Company directly and indirectly nominated by it, if any,to resign from their posts in the Company.

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6.7.9 Notwithstanding the foregoing, Party B hereby explicitly and irrevocably waives its right of first refusal as stipulated in Article 6.7.2 and 6.7.3 above in case of the assignment of all of Party A's interest in the Registered Capital of the Company to Party A's parent company if:

      (1) Such parent company is established within two (2) years after the Establishment Date for the purpose of initial public offering of the stock of such parent company;

      (2) Such parent company has one hundred percent (100%) ownership of voting stock issued by Party A;

      (3) Such parent company, in advance, submits to Party B a written commitment signed by an authorized representative of such parent company to assume any and all obligations of Party A under this Contract and the Articles of Association; and

      (4) Mr. Dong Defu, a citizen of the PRC with the ID number of 220224197107242611 and having his residential address at 3.4 309C area, Wang Jing Xin Cheng, Chao Yang District, Beijing 10120, the PRC, in advance, submits to Party B a written commitment, in a form and substance, similar to the contract signed by him for the establishment of the Company.

      In such event, Party B further agrees to cause the director of the Board of Directors they appointed to vote in favor of such transfer.

      In addition, in case Party A desires to transfer all or any portion of its interest in the Registered Capital to Affiliates, upon appropriate information to be provided by Party A and with the evidence of harmless to Party B's business, Party B shall negotiate with Party A in good faith for waiver of its right of first refusal as stipulated in Article 6.7.2 and
      6.7.3. For the purpose of this paragraph, "Affiliate" means a legal entity that directly or indirectly through one or more intermediaries, controls, is controlled by or under common control with Party A. For the purpose of this definition, the term "control" means the possession of more than fifty percent (50%) of the voting stock or other interest for the election of directors.

                                    ARTICLE 7
                          OBLIGATIONS OF BOTH PARTIES

In Addition to subscribing for and making contributions to the Registered Capital pursuant hereto, Parties shall have the obligations set forth in this
Article 7.

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     (1) Party A shall be responsible for:

         - Matters related to application to the authorities of China for approval, registration and acquisition of permit or license for the purpose of setting up the Company;

         - Applying for the land use right for the Company, to organize the design and construction of factory and engineering facilities required for the Company, to handle customs clearance for import and export as well as to handle transportation within China;

         - Assisting the Company in hiring personnel of Chinese nationality including managers, technicians, workers and other staff needed for the Company;

         -  Assisting the Company in pursuing its business scope set forth in
            Article 5, including without limitation, transferring or dispatching certain appropriate engineers of its subsidiaries who are currently engaged in the design work for Party B;

         - Supporting the Company in obtaining availability of foreign currency in the PRC;

         - Assisting the Company in obtaining loans from financial organizations in the PRC;

         - Assisting the Company in obtaining all the preference treatment which may be available for the Company as a Foreign-Capital Enterprise and/or as technologically-advanced enterprise in accordance with the Foreign-Capital Enterprises Law;

         - Assisting the Company in obtaining latest technical and marketing information related to the businesses of the Company;

         - Assisting the Company in obtaining approval related to quality control such as ISO 9001;

         - Causing its subsidiaries to grant to the Company a license for performing the businesses contemplated herein, including without limitation, Know-how concerning 2.5G mobile terminal products, in accordance with the license contract to be entered into between the Company and such subsidiaries; and

         -  Other matters entrusted by the Company and accepted by Party A.

      (2) Party B shall be responsible for:

         - Assisting the Company in procuring the advanced and applicable machinery and equipment from the international market, provide related information in that regard by putting quality as top priority in the selection to ensure the quality and quantity standard of such equipment.

         - Providing the technical assistance to the Company pursuant to the "Framework Contract" and relevant individual contracts to be separately entered into with the Company under which the Company will develop certain technologies for Party B.

         -  Other matters entrusted by the Company and accepted by Party B.

                                    ARTICLE 8
                               BOARD OF DIRECTORS

8.1 The Company shall establish the Board of Directors as of the Establishment Date.

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8.2   The Board of Directors shall consist of five (5) directors (hereinafter referred to as "Directors"), four (4) of which shall be appointed by Party A, and one (1) of which shall be appointed by Party B. The Board of Directors shall have one (1) chairman (hereinafter referred to as "Chairman"), which shall be appointed by Party A.

8.3 The term of Directors shall be three (3) years and Directors may be reappointed by the Party which appointed them. The Directors may be replaced during their term only by the Party which appointed them. The Directors may be dismissed for misconduct upon consent of all of the remaining Directors, and the replacement of such dismissed Director shall be appointed by the Party which appointed such dismissed Director. Should a vacancy occur in the Board of Directors for any reason, the replacement shall be appointed in due time for the remaining period of his/her predecessor by the Party which appointed such predecessor. For any appointment or replacement of the Directors, the Party which appoints or replaces shall notify the other Party in writing of the name, age, address, personal history and other related information of the candidates in advance, and shall notify the Company and the other Party in writing of such appointment or replacement.

8.4 The Board of Directors shall be the highest authority of the Company, and shall have the sole power to decide all the major matters of the Company including without limitation the followings:

      (1)   Amendment of the Articles of Association;

      (2) Dissolution, liquidation of the Company, and extension of the term of the corporate existence of the Company;

      (3)   Increase in the Registered Capital;

      (4) Approval of transfer of the interest in the Registered Capital held by Parties;

      (5)   Division, merger or change of organization form of the Company;

      (6) Creating or issuing a mortgage or pledge of, or any other security interest over or encumbrance of, the whole or any portion of the assets of the Company;

      (7)   Profit distribution or loss treatment;

      (8) Approval of the balance sheet, profit and loss statement, cash flow statement and other annual financial statements;

      (9)   Any sale or other transfer of any intangible assets of the Company;

      (10) Any sale or other transfer of tangible assets to any third party exceeding the

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            amount of one million six hundred Renminbi (RMB1,600,000) in aggregate;

      (11)  Equity investment by the Company to any other legal entity;

      (12)  Approval of the annual loan budget plan of the Company;

      (13) Entering into any agreement or transaction with Party A, under which the Company shall pay, or bear a debt of, an amount exceeding eight hundred thousand Renminbi (RMB800,000) in aggregate;

      (14)  Appointment and dismissal of the auditor of the Company;

      (15)  Establishment of any subsidiaries of the Company;

      (16) Addition of any new line of business or discontinuation of any existing line of business of the Company, amendment of the business scope of the Company;

      (17)  Approval of the annual business plan and annual investment plan;

      (18)  Appointment and dismissal of the General Manager of the Company; and

      (19)  Adopting rules and regulations of the Company;

8.5 Every Director shall have one (1) vote at the meeting of the Board of Directors (hereinafter referred to as the "Meeting").

8.6 Those issues listed in (1) through (14) in Article 8.4 shall be decided by unanimous vote of the Directors attending the Meeting in person or by proxy. Those issues listed in (15) through (19) in Article 8.4 shall be decided by a simple majority vote of all Directors attending the Meeting in person or by proxy.

8.7 The Chairman shall be the legal representative of the Company. When the Chairman cannot carry out his obligations for whatever reason, he can authorize another Director to act on behalf of him during the period of his absence.

8.8 The first Meeting shall be convened within thirty (30) days after the Establishment Date. Thereafter, each ordinary Meeting shall be convened once a year within two (2) months after closing date of each fiscal year at the head quarters of the Company. Any first or ordinary Meeting shall be convened and presided over by the Chairman. Should the Chairman be unable to convene or preside over the Meeting, he shall authorize another Director to convene and preside over the Meeting. If the Chairman or the Director authorized by the Chairman fails to give notice for convocation of any ordinary Meeting within two (2) months after the closing date of each fiscal year, then another Director may convene such ordinary Meeting and the

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      Director to be determined among the Directors then present shall preside over such ordinary Meeting.

8.9 If Chairman deems necessary or is requested by at least one third of Directors in a written manner, the Chairman shall convene an extraordinary Meeting at the head quarters of the Company. In such event, Chairman shall give each Director a written notice ten (10) days before such Meeting. Should the Chairman be unable to convene or preside over the extraordinary Meeting, he shall authorize another Director to convene and preside over the extraordinary Meeting. If the Chairman or another Director authorized by the Chairman fails to give notice for convocation of any extraordinary Meeting within ten (10) days after request in writing for convocation by the Director, then, the requesting Director may convene such extraordinary Meeting and the Director to be determined among the Directors then present shall preside over such extraordinary Meeting.

8.10 Unless waived in writing by all the Directors, the notice of the Meeting shall be given to all the Directors and Parties by means of courier or registered airmail at the address set forth in Article 26.4 at least thirty (30) days prior to the date of the ordinary Meeting and ten (10) days prior to the date of the extraordinary Meeting. The notice shall (i) be written in the Chinese and English languages, (ii) specify the place, date and time of the Meeting, (iii) state clearly and precisely all matters which are to be considered at the Meeting and (iv) be accompanied with all materials and documents in the Chinese and English languages which will be presented to the Meeting for consideration. No business other than that specifically stated in the notice shall be transacted at any Meeting.

8.11 The Meeting shall require a quorum of four (4) Directors, provided that the Director appointed by Party B shall be present in person or by proxy. In case of non-quorum or absence of such Director, the Meeting shall be adjourned to the time and date to be agreed upon among all the Directors then present, and notified to all the Directors in writing.

8.12 The Meeting shall be conducted in Chinese and English languages. The Company shall, at its cost, arrange for the presence of at least one (1) skilled Chinese-English interpreter at every Meeting.

8.13 Each Party shall cause the Directors appointed by it to attend the Meetings. Should the Director be unable to attend the Meeting, he may appoint a proxy in writing to attend and vote in the Meeting in his place. In case the Director neither attends nor appoints a proxy to attend the meeting for any reason other than the force majeure events set forth in
      Article 21, such Director shall be deemed to be present at such Meeting for satisfying the quorum requirement, and shall be deemed to have voted to concur with the votes cast by a majority of the Directors present at such Meeting in person or by proxy.

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8.14  In lieu of the Meeting, a written resolution may be adopted by the Board of Directors. Any written resolution of any Meeting shall require the confirmation by the number of Directors necessary to make a resolution as stipulated in Articles 8.6 and 8.11. A written resolution may consist of several documents in the same form each signed by one (1) or more Directors.

8.15 Minutes shall be made by the Company for each Meeting and signed by all the attending Directors or by the attending proxy. Such minutes shall cover the agenda, the decision made, and time and place of the Meeting. Such minutes shall be written in English and Chinese, both of which versions shall be equally authentic, and shall be filed by the Company for record. The Company shall send the copy of such minutes to both Parties within ten (10) days from the Meeting.

8.16 No Director shall be entitled to receive any remuneration, allowance or other fees from the Company as a Director, provided that all the expenses such as air tickets and accommodation fees incurred to Directors for attending the Meeting or otherwise performing the Directors' duties shall be borne by the Company.

                                    ARTICLE 9
                       OPERATION MANAGEMENT ORGANIZATION

9.1 The Company shall establish a management organization for its daily operation and management. The Company shall have the following departments: Research & Development, Sales, Financing, Services, etc., which shall be led by a General Manager.

9.2 The Company shall have one (1) General Manager, who shall be nominated by Party A and appointed by the Board of Directors. The Company may also have several Deputy General Managers to be appointed by the General Manager.

9.3 The General Manger shall be directly responsible to the Board of Directors. He shall carry out decisions of the Board of Directors and matters delegated therefrom, organize and be responsible for the daily management of the Company, including routine Research & Development, and other business and administrative tasks, in accordance with this Contract.

9.4 The General Manager and Deputy General Managers may be dismissed by the Board of Directors at any time if they engage in graft or are found to be guilty of serious dereliction of duty.

9.5 The department managers of the Company shall be appointed by the General Manager. The department managers shall be responsible for the operation of various

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      departments respectively, shall handle the matters delegated by the
      General Manager and Deputy General Managers and shall be responsible to the Company.

9.6 During the tenure of office, the General Manager shall not be allowed to take concurrently position in other companies or entities.

                                   ARTICLE 10
                             PURCHASE OF EQUIPMENT

In accordance with this Contract and the Articles of Association, the Company shall have the right to purchase the relevant equipment and instruments necessary for its corporate activities.

                                   ARTICLE 11
                    PERSONNEL ADMINISTRATION AND TRADE UNION

11.1 With regard to issues relating to employment, dismissal, wages, labor insurance, welfare and reward and penalty of the workers of the Company, the Board of Directors should discuss and work out a labor contract and then implement it in accordance with "The Law of the People's Republic of China on Foreign-Capital Enterprise" and the its implementing measures. The labor contract, after its execution, should be kept in the file of the local labor administration department.

11.2 The employment conditions for the Company's employees and their numbers will meet the business demands of the Company. In all cases, the Company shall employ only those employees who are sufficiently qualified for employment, as determined through examinations, interviews or other appropriate means conducted by the Company. Neither Party shall employ any former employees (except for employees dispatched by such Party) of the Company who have retired, resigned or been dismissed by the Company, within three (3) years from such retirement, resignation or dismissal.

11.3 The employees of the Company shall have the right to establish their trade union and take part in its activities in accordance with the stipulations of "Trade Union Law of the People's Republic of China." The trade union shall have the right to negotiate with the Company regarding incentives, punishment, dismissal, salary, welfare, labor protection, and labor insurance issues, etc.

                                   ARTICLE 12
                                    TAXATION

12.1 The Company shall pay all the taxes required by the relevant laws and regulations of

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      the PRC. Party A shall make the best effort to get the most favorable taxation treatment (including without limitation tax exemptions, reductions, privileges and preferences) for the Company, which are available or will become available under such laws and regulations.

12.2 The employees of the Company should pay individual income tax according to the "Individual Income Tax Law" of the PRC.

                                   ARTICLE 13
                               PROFIT DISTRIBUTION

13.1 If at the end of each fiscal year the Company makes a profit, then after deduction of income tax payable and after allocation of (i) the Reserve Fund and (ii) Bonus and Welfare Fund for Staff and Workers in accordance with the Foreign-Capital Enterprises Law, the net profit shall be distributed to Parties in proportion to their respective ratio to the contributions to the Registered Capital actually paid at that time, as decided by the Board of Directors. The proportion of such allocation of the Reserve Fund and Bonus and Welfare Fund for Staff and Workers shall be decided by the Board of Directors subject to applicable laws and regulations of the PRC. The above distribution shall be made in the same currency as the payments by Parties of contributions to the Registered Capital, within thirty (30) days after the resolution of the Board of Directors. Party A shall assist the Company in remitting such profit to Party B.

13.2 Notwithstanding the provision of Article 13.1, in no event the Company may distribute the profit in any fiscal year unless the losses of the previous year(s) that has not been made up, if any, has been offset. Losses incurred by the Company in any fiscal year may be carried over to the next fiscal year. Should the income in the such next year be insufficient to make up the said losses, the balance may be made up with further deductions against income year by year over a period not exceeding three
      (3) years.

13.3 The plan for profit distribution or retention shall be decided by the Board of Directors within two (2) months after the end of each fiscal year.

                                   ARTICLE 14
                                FINANCIAL AFFAIRS

14.1 The fiscal year of the Company shall start from April 1st and close on March 31st. The first fiscal year shall start from the date of the Establishment Date. All accounts and statements shall be written both in English and Chinese, both of which versions shall be equally authentic.

14.2 The Company shall handle its accounting affairs in compliance with applicable laws and regulations of the PRC. To the maximum extent permitted by such laws and regulations, the Company shall adopt generally accepted international accounting principles.

14.3 The Company shall open both Renminbi and foreign currency accounts with one (1) or more banks legal established in the PRC.

14.4 The Company shall adopt accrual basis of accounting and the debit and credit methods for bookkeeping, and shall adopt the Renminbi as its account-keeeping unit. The conversion between Renminbi and other currencies shall be in accordance with the exchange rate on the day of conversion published by the People's Bank of China.

14.5 After closing date of each fiscal year, the General Manager shall supervise the preparation of the previous year's balance sheet, profit and loss statement, cash flows statement and profit distribution and loss treatment statements. After they have been examined and signed by an auditor set forth in Article 14.8, no later than thirty (30) days after the end of each fiscal year, these statements shall be submitted to the Board of Directors for examination and approval, and to each Party. Such audited financial statements furnished to Party B shall be accompanied with an English translation.

14.6 All matters concerning foreign exchange shall be handled according to the Regulations for Exchange Control of the PRC and other relevant laws and regulations of the PRC.

14.7 Each Party shall have the right to access to all accounting books and records of the Company at its own expenses to examine the accounts of the Company, provided that such Party shall give the Company a seven (7) day period written notice. The Company shall keep all of such books and records at its headquarters during the term of its corporate existence.

14.8 The accounts of the Company shall be audited at least annually by an auditor (hereinafter referred to as the "Auditor") who shall be an internationally recognized accounting firm registered in the PRC and shall be appointed by the Board of Directors upon nomination by both Parties, at the expense of the Company.

14.9 Each Party may, at its own expense and at any time, appoint an accountant for its own audit (hereinafter referred to as the "Accountant"), who may be either an accountant registered abroad or registered in the PRC. Auditing results by the Accountant shall not be deemed as an official report issued by the Company, provided, however, that the Company shall fully cooperate with the Accountant in its auditing and provided, Further, that the auditing results by the Accountant shall be properly reflected to the Company, to the extent permitted by applicable laws and regulations of the PRC.

14.10 Complete access to the accounting books and records shall be given by the Company to the Auditor and the Accountant, and the Company and the Party who appoints the Accountant shall cause the Auditor and the Accountant, respectively, to maintain the confidentiality OF the Company's financial information and carry out its audit without prejudice to regular operation of the Company. Any auditing conducted pursuant to Articles 14.7 and 14.9 shall be made during the normal business hours of the Company.

14.11 The Company shall furnish each Party with monthly financial statements including without limitation balance sheet, profit and loss statement and cash flows statement, as well as monthly sales and operating report and other reasonable reporting documents, within thirty (30) days after the end of each month. All of such information furnished to Party B shall be accompanied with an English translation. Notwithstanding the foregoing, in the term until March, 2004, the Company shall furnish each Party with such financial statements within thirty (30) days after the end of each fiscal quarter.

14.12 Except the contributions to the Registered Capital set forth in Article 6.2, all financial requirements for operation of the business activities of the Company shall be provided internally, provided that, if sufficient funds are not available internally, the Company shall raise the necessary funds by borrowing from sources on its own loan capacity within the limit of annual loan budget approved by the Board of Directors pursuant to
      Article 8.4. Parties acknowledge that under no circumstances shall Party B have any obligation to provide any guarantee in connection with any debt of the Company.

                                   ARTICLE 15
                              TERM OF THE COMPANY

The term of the corporate existence of the Company shall be twenty (20) years from the Establishment Date, unless otherwise agreed by both Parties and decided by the Board of Directors subject to the approval from the Approval Authority.

                                   ARTICLE 16
                       LIABILITIES FOR BREACH OF CONTRACT

16.1 If either Party fails to make contributions to the Registered Capital pursuant to Articles 6.2 and 6.3, such Party (hereinafter referred to as "Failing Party") shall pay an amount equivalent to two percent (2%) of such outstanding contributions as a delay penalty to the other Party (hereinafter referred to as "Non-Failing Party"). to case Failing Party fails to make contributions to the Registered Capital more than one (1) month, Non-Failing Party shall have the right to terminate this Contract immediately, in addition to the above-mentioned delay penalty.

16.2 If either Party violates any stipulation of this Contract, the other Party shall have the right to demand the breaching Party compensation for losses or adoption of other reasonable remedial measures. If the losses suffered by the non-breaching Party still can not be made up completely after taking such remedial measures, the non-breaching Party shall retain the right to claim for damages. The liability for damages by the breaching Party shall be equal to the loss directly suffered by the non-breaching Party from such breach. In addition to the right of the non-breaching Party specified in this Article 16.2, the Company shall have the right to demand the breaching Party compensation for losses.

                                   ARTICLE 17
                     AMENDMENT, TERMINATION OF THE CONTRACT

17.1 Any amendment to this Contract shall become effective upon signature in writing by both Parties.

17.2 Each Party may terminate this Contract by notice to the other Party in writing immediately if (i) the other Party is adjudicated a bankrupt, makes a general assignment for the benefit of creditors or otherwise becomes insolvent, (ii) a petition is filed against the other Party under a bankruptcy law, a corporate reorganization law or any other law for the relief of debtors (or law analogous in purpose of effect) and such petition is not dismissed within thirty (30) days after filing, or (iii) the other Party enters dissolution or liquidation proceedings.

17.3 If either Party commits any breach of its material obligations under this Contract other than the payment obligations of its contribution set forth in Article 6.2, the other Party may give to the breaching Party a written notice specifying the nature of the breach. If the breaching Party fails to cure such breach within ninety (90) days from the date such notice is given to the breaching Party, the non-breaching Party may terminate this Contract at the expiration date of such ninety (90) day period.

17.4 When the Framework Contract set forth in Article 7(2) is terminated and no alternative agreement is executed, each Party may terminate this Contract forthwith by giving a written notice to the other Party.

17.5 If a material disagreement concerning the operation or management of the Company arises between Parties, which either Party deems in good faith to be an irreconcilable disagreement, and such Party believes in good faith that such irreconcilable disagreement still exists even thirty (30) days after such Party gives the other Party a written notice thereof, such Party shall have the right to terminate this Contract forthwith by giving a written notice to the other Party.

17.6 In case that either Party causes a notice to terminate this Contract to be given in accordance with Article 17.2, to the extent permitted by applicable laws, the terminating Party (hereinafter referred to as the "Non-Bankrupt Party") shall have the option to purchase, or cause any third party(ies) designated by it to purchase, and the Party that caused such notice of termination to be given (hereinafter referred to as the "Bankrupt Party") shall have the obligation to sell all the interest in the Registered Capital then owned by the Bankrupt Party. In case of exercising such option, the Non-Bankrupt Party shall notify the Bankrupt Party in writing of its intention within thirty (30) days from the date on which the notice of termination is given to it. The price of such interest shall be decided by negotiation between Parties within sixty (60) days after the notice of the intention to exercise the option is given. If Parties fail to reach an agreement on the price of the interest within such period, such price shall be decided upon Bankrupt Party's share of the net worth of the Company, as determined on the basis of the latest available balance sheet prepared by an internationally recognized accounting firm designated by the Non-Bankrupt Party using the assets revaluation method and taking into account the tangible and intangible asset of the Company. As used herein, the "Bankrupt Party's share" means the proportion of the interest held by the Bankrupt Party in the then-current Registered Capital. The costs and expenses incurred in employing such internationally recognized accounting firm shall be borne and paid by the Non-Bankrupt Party. Immediately after the sale of interest pursuant to this Article 17.6, the Party who sells its interest of the Company shall cause the Directors appointed by it and the General Manager and Deputy General Managers directly or indirectly nominated by it, if any, to resign from their posts in the Company.

                                   ARTICLE 18
                           DISSOLUTION AND LIQUIDATION

18.1 The Company shall be dissolved and liquidated in the event of the occurence of any of the following:

      (1) If the accumulated losses of the Company exceed the then-current Registered Capital;

      (2) The Company is unable to operate for consecutive six (6) months due to the occurrence of any event of Force Majeure (defined below) and Parties have been unable to find an equitable solution acceptable to both Parties;

      (3)   The Company declares losses for consecutive three (3) fiscal years;

      (4) Any of the business license required for the operation of the Company shall expire, be terminated early or suspended for a continuous period of three (4) months;

      (5) the Company goes bankrupt, files a petition thereof or becomes object of such petition;

      (6) expropriation or requisition by the government or municipal authority of all or any material portion of the asset or property of the Company;

      (7)   Both Parties agree in writing to dissolved the Company;

      (8)   The term of the corporate existence of the Company expires;

      (9) This Contract is terminated in accordance with Article 17.2 and the terminating Party has not exercised the option as provided for in
            Article 17.6 within the stipulated period;

      (10) For whatever reason, the purchase and sale of the interest in the Company has not been effected pursuant to Article 17.6 within one hundred and eighty (180) days after the notice of the intention to exercise the option as provided for thereunder is given;

      (11) This Contract is terminated pursuant to any of Articles 16.1, 17.3,17.4 and 17.5.

18.2.1 In the event that the Company is dissolved in accordance with Article 18.1, the procedures and principles of liquidation and a list of members of the liquidation committee of the Company shall be determined upon majority consent of the Board of Directors and a report stating them shall be submitted by the Company to the Approval Authority for approval.

18.2.2 Each member of the liquidation committee shall have equal right to one
       (1) vote at the meetings of the liquidation committee. Any matters considered and determined by the liquidation committee shall require the unanimous consent of all the members.

18.2.3 The liquidation committee shall inspect and evaluate all the assets (including, without limitation tangible and intangible properties and accounts receivable), indebtedness and other liabilities of the Company and shall prepare for use in the liquidation of the Company a balance sheet and inventory and liquidation plan. Upon confirmation by the Board of Directors and the Approval Authority of the liquidation plan, the liquidation committee shall carry out the liquidation of the Company according to such liquidation plan. For the purpose of preparing the liquidation plan, the liquidation committee may engage an internationally recognized accounting firm acceptable to Parties and cause such accounting firm to carry out inspection and evaluation of all the assets, indebtedness and other liabilities of the Company. The accounting firm's method of evaluation shall be properly reflected in the liquidation plan.

18.2.4 During the liquidation process of the Company, the liquidation committee shall represent the Company in bringing or defending court actions.

18.2.5 If there is any amount remaining after the deduction of all indebtedness and other liabilities (including, wthout limitation the liquidation expenses and remunerations), such remaining amount shall be distributed to Parties in accordance with the decision of the liquidation committee.

18.2.6 On the completion of the liquidation of the Company, the Board of Directors shall inspect all the books of account and documents of the Company in comparison with a list presented by the liquidation committee and after confirmation of accuracy thereof such books of account and documents shall be kept by Party A.

                                   ARTICLE 19
                                  CHANGE OF LAW

If, after the execution date of this Contract, there arises any amendment, enactment or repeal of the laws, rules, regulations or policies in the PRC which is applicable and giving material effect to the Company and/or the activities of Parties set forth herein (hereinafter referred to as the "Amendment"), Party A shall make its best effort to inform Party B in writing of the Amendment so that Parties shall discuss and determine whether or not they need to reflect the Amendment to this Contract and the Articles of Association.

                                   ARTICLE 20
                                   INSURANCE

All insurances of the Company shall be effected with appropriate insurance companies in the PRC. The procedures thereof shall be handled by the department in charge.

                                   ARTICLE 21
                                 FORCE MAJEURE

In case of any Force Majeure event, such as earthquakes, typhoons, floods, fires, wars, hostilities, civil wars, natural calamities, lockouts, epidemic, embargo, governmental acts or other events beyond the reasonable control, which directly affects, delay and/or encumber the performance of this Contract, the affected Party shall not be liable for any delay or inability of performance of its obligation hereunder, provided, however, that such affected Party shall notify the other Party of the details of the event within fifteen (15) days after the occurrence of such event, with the valid certifying documents evidencing the occurrence of the event, and explaining the reason for its inability or delay of the performance of all or part of this Contract.

                                   ARTICLE 22
                                  ARBITRATION

22.1 Should any disputes, differences or controversies arise from the implementation of or relating to this Contract, Parties shall resolve them through friendly negotiations. If such disputes, differences or controversies cannot be solved by such negotiations, they shall be exclusively and finally settled by arbitration held in Singapore in accordance with the Rules of Arbitration of the International Chamber of Commerce, whose decision shall be final and legally binding on each Party. The arbitral tribunal shall consist of three (3) arbitrators to be appointed in accordance with such rules, and such arbitration shall be conducted in English language. The arbitration fees payable to the arbitration organization shall be borne by the losing Party unless otherwise determined in the arbitration award.

22.2 During the process of arbitration, this Contract shall be continuously performed except for those relating to discrepancies under arbitration.

                                   ARTICLE 23
                         EFFECTIVENESS OF THE CONTRACT

23.1 Appendixes attached hereto (Articles of Association) shall be made an integral part of this Contract.

23.2  This Contract shall become effective upon signature of both Parties.

23.3 Parties shall cause the Company to approve this Contract and observe the provisions of this Contract and the Articles of Association.

                                   ARTICLE 24
                                APPLICABLE LAWS

The formation of this Contract, its validity, interpretation, execution and settlement of disputes in connection herewith shall be governed by the laws of the PRC irrespective of its conflict of laws principles. Where no published laws or regulations of the PRC cover any matter herein contained, international legal principles and practices shall apply.

                                   ARTICLE 25
                                    LANGUAGE

This Contract shall be written both in English and Chinese languages. Both versions hereof shall be equally authentic.

                                   ARTICLE 26
                                 MISCELLANIOUS

26.1 Subtitles for each article are for clearness and do not affect the explanation of the content of the contract.

26.2 The original text of this Contract consisting of both Chinese and English versions shall be ten (10) copies, one (1) copy for each Party, one (1) copy for the Company and seven (7) copies for the Approval Authority and other governmental authority.

26.3 Parties agree that this Contract shall become null and void in case that no relevant business license is issued within one hundred forty (140) days after signature on this Contract.

26.4 Any and all notices or other communications required or permitted to be made by either Party to the other Party pursuant to this Contract shall be delivered personally, sent by courier, sent by certified or registered air mail, postage pre-paid or transmitted by facsimile followed by confirmation delivered by courier or certified or registered air mail, to the other Party at the following addresses set forth below or the other address as specified by like notice from the other Party:

      (a)   If to Party A, to:
            Techfaith Holdings Limited
            Rm. 1909,19/F., Hutchison House, 10 Harcourt Rd., Central, Hong Kong
            Attention:     Mr. Dong Defu
            Facsimile No.: +(852)-2121 0345

      (b)   If to Party B, to:
            NEC Corporation
            4035, Ikebe-Cho, Tsuzuki-ku, Yokohama 224-8555, Japan
            Attention:     General Manager
                           Mobile Terminals Planning Division
            Facsimile No.: +81-(45) 9392345

      Such notices and communications shall be deemed given when so delivered if personally or by facsimile, three (3) days after deposit if by courier, or ten (10) days after deposit if by certified or registered air mail. Any and all such notices and communications shall be made in Chinese and English language.

26.5 No failure or delay of either Party to enforce any of the provisions of this Contract or to exercise any rights herein granted shall be considered a waiver by such Party thereof nor shall affect in any way such Party's right to enforce any or all of the provisions hereof.

26.6 Except as required under applicable laws and regulations, any conditions of this Contract and any information disclosed among Parties and the Company pursuant to this Contract (hereinafter collectively referred to as the "Confidential Information") shall be treated as confidential and shall not be disclosed to any third party without a prior written consent of the disclosing party, provided that the Confidential Information may be disclosed by the receiving party to its officers and employees whose duties require such disclosure for the execution and implementation of this Contract or to outside lawyers, accountants and consultants to the extent necessary for them to provide their professional assistance. In that event, the receiving party shall take all reasonable precautions, including the conclusion of confidentiality contracts with each of such employees, lawyers, accountants or consultants, to prevent such employees, lawyers, accountants or consultants from using the Confidential Information for their personal benefit and to prevent any unauthorized disclosure or publication of the Confidential Information. Notwithstanding the foregoing provision, the Confidential Information does not include information which (i) is available to the public or becomes available to the public through no fault of the receiving party, (ii) is properly within the legitimate possession of the receiving party prior to its receipt pursuant to this Contract, or (iii) is obtained without any confidentiality obligation by the receiving party from any third party with the proper right.

26.7  The provisions of Articles 14.10, 16, 17.6, 18, 22.1, 24, 25, 26.5, 26.6,
      26.7, 26.8 and 26.11 shall continue to survive any expiration of the corporate existence of the Company or termination of this Contract.

26.8 Except otherwise specifically provided for herein, nothing in this Contract shall be construed as granting to the other Party or the Company any right or license including without limitation the right to use trade name, trademark or service mark of either Party. If agreed upon between Parties, each Party may make press release regarding the Company and make reference to the name of the other Party.

26.9 Except otherwise expressly provided for in this Contract, neither this Contract nor any of the rights or obligations hereunder shall be assignable by either Party without the prior written consent of the other Party and approval by the Approval Authority (if necessary).

26.10 If any of the provisions of this Contract shall be held invalid or unenforceable, the validity or enforceability of the remaining provisions hereof shall not be affected thereby.

26.11 Except the Articles of Associate, this Contract shall constitute the sole and entire agreement and understanding between Parties relating to the subject matter hereof, and shall supersede and cancel all previous agreements, understandings, negotiations, commitments and representations made between Parties, orally or in writing, relating to subject matter hereof.

26.12 This Contract is executed in ten (10) counterparts by the duly authorized representatives of Parties as of 26th day of September, 2003.

(Signature Page)

PARTY A:

Signature: /s/ Dong Defu

Print name: Dong Defu

Title of Signatory: Chairman

Date: 2003/9/26

PARTY B:

Signature: /s/ Noboru Yasue

Print name: Noboru Yasue

Title of Signatory: Senior General Manager

Date: 2003/9/26

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